Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: (650) 328-4600 Fax: (650) 463-2600 www.lw.com FIRM / AFFILIATE OFFICES
June 12, 2006 Guitar Center, Inc. 5795 Lindero Canyon Road Westlake Village, California 91362	Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow Munich	New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo

                Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Guitar Center, Inc., a Delaware corporation (the “Company”), in connection with the registration of 700,000 additional shares of common stock of the Company, par value $0.01 per share (the “Shares”), issuable under the 2004 Guitar Center, Inc. Incentive Stock Award Plan, as amended (the “Plan”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2006 (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof (the “Prospectus”), other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate filed as an exhibit to the registration statement filed on Form S-1 (Registration No. 333-20931) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for in the manner contemplated by the Plan, filed as an exhibit to the Definitive Proxy Statement for the annual meeting held on April 29, 2004 and amended as filed as exhibits to the Definitive Proxy Statements for the annual meetings held on May 5, 2005 and April 28, 2006 each as filed on Schedule 14A, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP